Exhibit (a)(33)
Execution Version

JPMorgan Chase Bank, N.A. J.P. Morgan Securities Inc. 270 Park Avenue New York, NY 10017	Merrill Lynch Bank USA Merrill Lynch Pierce Fenner & Smith 4 World Financial Center 250 Vesey Street New York, NY 10080

April 25, 2006
Engelhard Corporation
101 Wood Avenue
Iselin, New Jersey 08830

Attention:  Michael A. Sperduto, Vice President and Chief Financial Officer, Mac Mak, Treasurer

$1,500,000,000 364-Day Unsecured Revolving Credit Facility
Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”) Merrill Lynch Pierce Fenner & Smith (“MLPFS”) and Merrill Lynch Bank USA (“MLBank”, and together with JPMCB, the “Initial Lenders”) that Engelhard Corporation, a Delaware corporation (the “Company”) wishes to establish a $1.5 billion 364-day unsecured facility (the “Facility”), as an interim bridge financing to a permanent take-out financing. The Facility will be used by the Borrower directly, or to provide liquidity support for the issuance of commercial paper, to finance a tender offer for outstanding shares of capital stock of the Company.

Each of JPMorgan and MLPFS (the “Arrangers”) is pleased to advise you that it is willing to act as joint advisor, joint lead arranger and joint book manager for the Facility.

Furthermore, (a) JPMCB is pleased to advise you of its commitment (the “JPMCB Commitment”) to provide $750,000,000 (or such lesser amount as you may request from each of JPMCB and MLBank) of the Facility, and (b) MLBank is pleased to advise you of its commitment (together with the JPMCB Commitment, collectively, the “Commitments”) to provide $750,000,000 (or such lesser amount as you may request from each of JPMCB and MLBank) of the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the“Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”). The Commitments of JPMCB and MLBank are several and not joint. You hereby appoint each Arranger to act, and each Arranger hereby agrees to act, as joint advisor, joint lead arranger and joint book manager for the Facility on the terms set forth or referred to in this Commitment Letter and in the Term Sheet.

It is agreed that JPMCB will act as the sole and exclusive administrative agent for the Lenders (as defined below), and will, in such capacity, perform the duties customarily associated with such role. It is agreed that MLPFS will act as the sole and exclusive syndication agent for the Lenders, and will, in such capacity, perform the duties customarily associated with such role. It is further understood and agreed that, unless approved by each of the Arrangers, the Initial Lenders and you, (a) no other agents or co-agents will be appointed, and no other titles will be awarded to any Lender, and (b) no Lender will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facility.

Each Initial Lender reserves the right, prior to or after the execution of definitive documentation for the Facility, to syndicate all or a portion of the Facility hereunder to one or more financial institutions identified by you and reasonably acceptable to the Arrangers and the Initial Lenders (such financial institutions, including the Initial Lenders, being collectively called the “Lenders”), that will become parties to such definitive documentation pursuant to a syndication to be managed by JPMorgan and MLPFS, in consultation with you. You agree actively to assist the Arrangers and the Initial Lenders in achieving a timely syndication that is reasonably satisfactory to each of the Arrangers, the Initial Lenders and you. The timely syndication of the Facility will be accomplished by a variety of means, including direct contact during the syndication (at times mutually agreed upon) among the senior officers and representatives of the Company, on the one hand, and the proposed Lenders, on the other hand. Such assistance shall also include your using your reasonable efforts to have the Arrangers’ syndication efforts benefit from the lending relationships of the Company.

It is agreed that JPMorgan and MLPFS will, in consultation with you, manage all aspects of the syndication (except for selection of the Lenders, which will be made by the Company and reasonably acceptable to the Arrangers) including any naming rights and the final allocations of the commitments among the Lenders. In acting as a joint lead arranger, neither Arranger will have any responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arrangers in their above-described syndication efforts, you agree upon either Arranger’s reasonable request, (a) promptly to provide such financial and other information with respect to the Company and the transactions contemplated hereby, including but not limited to information and projections prepared by the Company relating to the Company or any transaction contemplated hereby, as either Arranger shall reasonably request, (b) to make the Company’s senior officers available to prospective Lenders (including, without limitation, if requested, at a Lender meeting scheduled at a time and place reasonably acceptable to the Company), and (c) to assist JPMorgan in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

As consideration for each Initial Lender’s Commitment hereunder and each Arranger’s agreement to structure, arrange, manage and syndicate the Facility and to provide advisory services in connection therewith, you agree to pay to each of the Arrangers the fees as set forth in the Term Sheet and in the fee letter dated the date hereof and delivered herewith (the “Fee Letter”) as and when payable in accordance with the terms thereof. You also agree to pay to the Lenders, including the Initial Lenders, the fees as set forth in the Term Sheet and the Fee Letter. Once paid, the Arranger’s fees, the Initial Lender’s fees and the Lenders’ fees shall not be refundable.

You hereby represent and covenant that all information and data (excluding financial projections or analysts’ reports) concerning the Company and the other transactions contemplated hereby (the “Information”) that have been or will be prepared by or on behalf of the Company or any of its representatives and that have been made or will be made available to either of the Arrangers or either of the Initial Lenders by the Company or any of its representatives in connection with the transactions contemplated hereby, when taken as a whole, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The Company agrees to supplement the Information from time to time until the closing of the Facility so that the representations and covenants in the preceding sentence, to the best of your knowledge, remain correct. In arranging and managing the Facility, including the syndication of the Facility, the Arrangers and the Initial Lenders will be using and relying primarily on the Information without independent verification thereof.

Each Initial Lender’s Commitment hereunder is subject to (a) the Company is not subject to material contractual or other restrictions that would be violated by the transactions contemplated hereby, (b) there not having occurred since December 31, 2005, any material adverse change in the business, assets, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole, (c) there not having occurred and being continuing any material disruption of or material adverse change in financial, banking or capital markets since the date hereof that would have a material adverse effect on the syndication of the Facility, (d) prior to and during the syndication of the Facility, there shall be no competing issues of debt securities or commercial bank facilities of the Company being offered, placed, arranged or managed (except for the anticipated amendment of the Company’s existing five-year unsecured revolving credit facility (the “Existing Facility”) and any take-out financing to refinance the Facility), (e) the negotiation, execution and delivery of definitive credit documentation reasonably satisfactory to you and the Initial Lenders (which documentation shall be substantially similar to the documentation entered into in connection with the Existing Facility with certain additional or revised material terms which shall be expressly set forth in the Term Sheet), (f) the Company having a rating of Baa3 or better from Moody’s Investors Service, Inc. and BBB- or better from Standard and Poor’s Ratings Services, in each case, relating to the unsecured, long-term, senior debt of the Company and (g) the other conditions set forth herein and in the Term Sheet.

You agree (a) to pay all reasonable out of pocket expenses incurred by each Arranger, each Initial Lender and each of their respective officers, directors and employees, advisors and agents (each, an “Indemnified Person”) in connection with the arrangement, syndication and documentation of the Facility and the enforcement or protection of its rights in connection with this Commitment Letter and the loans and notes to be issued pursuant to the Facility, and (b) to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each indemnified person upon demand for any documented legal or other expenses incurred in connection with investigating or preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit,  investigation, claim or other proceeding relating to any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Person. You agree that you shall indemnify each Indemnified Person from, and hold each of them harmless against, any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Commitment Letter and any notes to be issued pursuant to the Facility (the “Notes”). No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons except to the extent that such damages resulted from such indemnified person’s own gross negligence or willful misconduct. Your obligations under this paragraph shall survive the termination of this Commitment Letter and/or the payment of any notes issued pursuant to the Facility.

Neither this Commitment Letter nor either Initial Lender’s Commitment hereunder shall be (a) assignable by you without the prior written consent of such Initial Lender, or (b) assignable by either Arranger or Initial Lender, as the case may be, without your prior written consent, except to an Arranger or Initial Lender or an affiliate thereof or as expressly provided herein, and in each case any attempted assignment in the absence of the required consents shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by JPMCB, JPMorgan, MLBank, MLPFS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with the laws of the State of New York.

This Commitment Letter is delivered to the Company with the understanding that neither this Commitment Letter, the Fee Letter nor any of their terms of substance shall be disclosed, directly or indirectly, to any other person except (a) to employees, officers, agents and advisors of the Company who are directly involved in the consideration of this matter, (b) as otherwise required by law or regulation (in which case you agree to inform us promptly thereof), (c) in respect of the Commitment Letter, to the rating agencies, or in any filing or public record in which it is required by law (or deemed advisable by the Company in connection with the transactions contemplated hereby) to be filed, (d) to any regulatory body at their request, (e) such other disclosures required by a judicial or administrative proceeding and (f) with the prior written consent of each of the Arrangers (such consent not to be unreasonably withheld).

Each Initial Lender hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it and each of the Lenders is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow you to be identified in accordance with the Act. This notice is given in accordance with the Patriot Act and is effective for each of the Arrangers, the Initial Lenders and the other Lenders.

You acknowledge that the Arrangers and the Initial Lenders and their respective affiliates may be providing financing or other services to other companies that have or may in the future have interests conflicting with your own interests in the transactions contemplated hereby. Each Arranger and Initial Lender agrees that it will not use information obtained from you in the course of the transactions contemplated hereby in connection with the performance by such Arranger or Initial Lender, as the case may be, of services for such other companies, and will not furnish any such information to such other companies. You acknowledge that the Arrangers and the Initial Lenders have no obligation to use in connection with the transactions contemplated hereby or to furnish to you confidential information obtained by them from other companies.

The provisions of this Commitment Letter relating to the payment of fees and expenses, indemnification, and confidentiality will survive the expiration or termination of the Commitments or this Commitment Letter (including any extensions) and the execution and delivery of definitive financing documentation.

Please indicate your acceptance of terms hereof and of the Fee Letter (i) by signing in the appropriate space below and in the Fee Letter and returning to JPMCB the enclosed duplicate originals of this Commitment Letter and the Fee Letter not later than 5:00 P.M., New York City time, on May 15, 2006 and (ii) by paying to each of the Arrangers the portion of the Underwriting Fee due and payable on the signing of the Commitment Letter pursuant to the terms of the Fee Letter, failing which each Initial Lender’s Commitment hereunder will expire at such time. In the event that the formation of the Facility contemplated hereby does not occur on or before September 30, 2006, then this Commitment Letter and each Initial Lender’s Commitment hereunder shall automatically terminate unless each of the Arrangers and the Initial Lenders shall, in their sole discretion, agree to an extension.

[signature page follows]

The Arrangers and the Initial Lenders are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
JPMORGAN CHASE BANK, N.A.,
By: /s/ James H. Ramage_______________________ Name: James H. Ramage Title: Managing Director

J.P. MORGAN SECURITIES INC.,
By: /s/ John Shen____________________________ Name: John Shen Title: Vice President

MERRILL LYNCH BANK USA,
By: /s/ Derek Befus___________________________ Name: Derek Befus Title: Vice President

MERRILL LYNCH PIERCE FENNER & SMITH,
By: /s/ Carol J. Feeley_________________________ Name: Carol J. Feeley Title: Director

Accepted and agreed to as of the date
first written by:

ENGELHARD CORPORATION,
By: _____________________ Name: Title: By: _____________________ Name: Title: